Exhibit 5

Appendix II

Form of Limited Recourse Guarantee

LIMITED RECOURSE GUARANTEE

This Agreement is made on _______________________ 2022.

TO:	Haitong International Products & Solutions Limited (the “Creditor”), a limited liability company incorporated in the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

RECITALS:

A. Everwin Enterprise (Hong Kong) Limited, a limited liability company duly incorporated and existing under the laws of Hong Kong with its registered address at 1/F, CMA Building, 64-66 Connaught Road, Central, Hong Kong and Mr. Huang Qisen (together, the “Debtors”) and the Creditor are parties to a deed of settlement dated as of the date hereof (as amended, supplemented, restated or replaced from time to time, the “Deed”).

B. It is in the interests of Thaihot Investment Company Limited, an exempted company incorporated in the Cayman Islands with Limited Liability with its registered address at Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands (the “Guarantor”) that the Creditor agree to enter into the Deed with the Debtors, and the Guarantor is therefore prepared to issue this Agreement to the Creditor in order to induce the Creditor to do so.

For good and valuable consideration, the receipt and adequacy of which are acknowledged by the Guarantor, the Guarantor agrees with and in favour of the Creditor as follows:

1. Definitions. In this Agreement capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Deed, and the following terms have the following meanings:

“Agreement” means this agreement, including the recitals to this agreement, as it or they may be amended, supplemented, restated or replaced from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular section or other portion of this Agreement.

“Debtor Liabilities” means the liabilities and obligations of the Debtors to the Creditor under the Deed including fees, costs, expenses (including, without limitation, fees and expenses of counsel incurred by the Creditor in enforcing any rights under the Deed).

“Governmental Authority” means the government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

Thaihot Cayman Guarantee of Everwin

“Guarantor Liabilities” means all liabilities and obligations of the Guarantor to the Creditor under this Agreement.

“Laws” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and “Law” means any one or more of the foregoing.

“Loan Documents” means the Note Documents (as defined in the Deed), the Deed, the Pledge Agreement, this Agreement, and all other agreements, documents, certificates and instruments executed and delivered to the Creditor and the Debtors, or any of them, by any Loan Party in connection therewith.

“Loan Party” means any Person that is a party to the Loan Documents.

“Person” includes any natural person, corporation, company, limited liability company, unlimited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

“Pledge Agreement” means the pledge agreement dated as of the date hereof by the Guarantor in favour of the Creditor, as amended, restated, supplemented or otherwise modified from time to time.

2. Guarantee. Subject to Section 3 below, the Guarantor hereby unconditionally and irrevocably guarantees the prompt payment and performance to the Creditor, of all Debtor Liabilities when due in accordance with their terms. All amounts payable by the Guarantor under this Agreement shall be paid to the Creditor at the address of the Creditor shown above or as otherwise directed in writing by the Creditor. The Guarantor hereby unconditionally and irrevocably, until the date the Guarantor is released from this Agreement in accordance with its terms, agrees with the Creditor that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Creditor immediately on demand against any cost, loss or liability it incurs as a result of the Debtors not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Loan Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Section 2 if the amount claimed had been recoverable on the basis of a guarantee.

Thaihot Cayman Guarantee of Everwin

3. Limited Recourse. Notwithstanding any other provision hereof, the only remedy that the Creditor shall have against the Guarantor hereunder in the event of non-payment by the Guarantor of the Guarantor Liabilities is to realize upon the Collateral, as such term is defined in the Pledge Agreement. For greater certainty, it is hereby declared that the Creditor shall in no circumstance have any right of payment from the Guarantor hereunder independent of the foregoing. The foregoing: (a) does not constitute a waiver, release or discharge of the Debtor Liabilities, the Guarantor Liabilities or any portion thereof, and (b) does not limit or restrict the right of the Creditor to name the Guarantor as a defendant in any action, suit for judicial foreclosure or for the exercise of any other remedy under or in connection with this Agreement so long as no judgement in the nature of money or deficiency judgement shall be enforced against the Guarantor out of any of its property, assets or undertaking other than the Collateral.

4. Guarantor Liabilities. Subject to Section 3 above, the Guarantor Liabilities are continuing, absolute, unconditional and irrevocable. The Guarantor Liabilities shall remain effective despite, and shall not be released, exonerated, discharged, diminished, subjected to defence, limited or in any way affected by, anything done, omitted to be done, suffered or permitted by the Creditor, either Debtor or any other Person, or by any other matter, act, omission, circumstance, development or other thing of any nature, kind or description, other than the due payment and performance in full of all of the Debtor Liabilities and all of the Guarantor Liabilities.

5. Continuing Guarantee. This Agreement is a continuing guarantee and is binding as a continuing obligation of the Guarantor and the Debtor Liabilities shall be conclusively presumed to have been created in reliance on this Agreement. The Guarantor may not in any manner terminate this Agreement or the Guarantor Liabilities other than by the due and punctual payment in full of the Guarantor Liabilities, the satisfaction of the Debtor Liabilities or by written agreement with the Creditor.

6. Guarantee Absolute and Unconditional; No Waiver of Obligations. The Guarantor guarantees that the Guarantor Liabilities will be paid strictly in accordance with the terms of the Deed and the other Loan Documents, regardless of any law, regulation or order of any Governmental Authority now or hereafter in effect. The obligations of the Guarantor hereunder are independent of the obligations of any other Loan Party under any Loan Document. A separate action may be brought against the Guarantor to enforce this Agreement, whether or not any action is brought against any other Loan Party or whether or not any other Loan Party is joined in any such action. The Creditor shall not be required to seek recourse against any Loan Party or any other party or realize upon any security they may hold before being entitled to payment by the Guarantor under this Agreement. The liability of the Guarantor hereunder is irrevocable, continuing, absolute and unconditional and the obligations of the Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by, and the Guarantor hereby irrevocably waives any defences to enforcement or liability hereunder it may have (now or in the future) by reason of:

(a)	any illegality, invalidity or unenforceability of any Guarantor Liabilities, any Loan Document or any related agreement, security or instrument for any reason whatsoever;

(b)	any change in, or variation of, the Guarantor Liabilities or any other obligation of any Loan Party under any Loan Document including, without limitation, any increase in the Guarantor Liabilities, any change in the interest or fees payable, any renewal, extension, amendment, rescission, waiver, release, discharge, indulgence, compromise, arrangement or other variation in connection with the Guarantor Liabilities, any Loan Document or any other agreement;

Thaihot Cayman Guarantee of Everwin

(c)	any taking, exchange, substitution, variation, release, impairment, subordination or non-perfection of any security or collateral for the Guarantor Liabilities, or any taking, release, impairment, amendment, waiver or other modification of any guarantee of the Guarantor Liabilities;

(d)	any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Guarantor Liabilities;

(e)	any loss or diminution in value of the security or collateral held for the Guarantor Liabilities, whether such loss or diminution arises from any act or omission of any of the Creditor;

(f)	any default, failure or delay, willful or otherwise, in the performance of the Guarantor Liabilities;

(g)	any change, restructuring or termination of the corporate structure, ownership or existence of any Loan Party or any of its subsidiaries or any insolvency, bankruptcy, reorganization, winding-up, liquidation, dissolution, amalgamation, or other similar proceeding affecting any Loan Party or its assets or any resulting restructuring, compromise, release or discharge of any Guarantor Liabilities;

(h)	any failure of the Creditor to disclose to the Guarantor or any other Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any other information now or hereafter known to the Creditor;

(i)	the failure of any other person to execute or deliver this Agreement, or any other guarantee or agreement or the release or reduction of liability of the Guarantor or other guarantor or surety with respect to the Guarantor Liabilities;

(j)	the failure of the Creditor to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(k)	any defence, set-off or counterclaim (other than a defence of payment or performance) that may at any time be available to, or be asserted by, any Loan Party against the Creditor; and

(l)	any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Guarantor Liabilities or any existence of or reliance on any representation by the Creditor that might vary the risk of the Guarantor or otherwise operate as a defence available to, or a legal or equitable discharge of, any Loan Party or any other guarantor or surety.

Thaihot Cayman Guarantee of Everwin

7. Acknowledgements.

(a)	The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature, shall guarantee any ultimate balance owing to Creditor, and applies to all presently existing and future Guarantor Liabilities, until the complete, irrevocable and indefeasible payment and satisfaction in full of the Guarantor Liabilities.

(b)	This Agreement is a guarantee of payment and performance and not of collection. The Creditor shall not be obligated to enforce or exhaust their remedies against any Loan Party or under the Deed or any other Loan Document before proceeding to enforce this Agreement. The liability of the Guarantor under this Agreement shall arise immediately upon delivery to it of a written demand hereunder.

(c)	This Agreement is a direct guarantee and independent of the obligations of Loan Parties to the Creditor. The Creditor may resort to the Guarantor for payment and performance of the Guarantor Liabilities whether or not they shall have resorted to any collateral therefor or shall have proceeded against any other Loan Party or any other guarantors with respect to the Guarantor Liabilities. The Creditor may, at their option, proceed against the Guarantor and any of the other Loan Parties, jointly and severally, or against the Guarantor only without having obtained a judgment against any Loan Party.

(d)	The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonour and any other notice with respect to any of the Guarantor Liabilities, the Deed, any other Loan Document, and this Agreement and any requirement that Creditor protect, secure, perfect or insure any security interest, lien or other encumbrance or any property subject thereto.

(e)	The Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Guarantor Liabilities is voided, rescinded or recovered or must otherwise be returned by the Creditor upon the insolvency, bankruptcy or reorganization of any Loan Party.

(f)	This Agreement shall continue to apply to all Guarantor Liabilities owing to the Creditor by any amalgamated corporation resulting from any Loan Party amalgamating with one or more other corporations.

Thaihot Cayman Guarantee of Everwin

8. Postponement of Rights; Subordination; Assignment.

(a)	Postponement of Rights. Until such time as the Guarantor Liabilities have been paid in full, the Guarantor agrees that it shall not (i) exercise any right of set-off or assert any counterclaim against any Loan Party with respect to any indebtedness or liability of any Loan Party to the Guarantor; (ii) exercise any of its rights of subrogation to the Creditor’s position with respect to any payments it has made hereunder; (iii) assert or enforce any claim to indemnification or reimbursement against any Loan Party or any other guarantor; or (iv) assert any right of contribution against any other guarantor.

(b)	Priority upon Insolvency and Liquidation. Upon either (i) any Loan Party’s liquidation, winding up, or bankruptcy (whether voluntary or compulsory) or (ii) any Loan Party making a bulk sale of any of its assets within the bulk transfer provisions of any applicable laws, any composition with creditors, or any scheme of arrangement, the Guarantor’s claims against any Loan Party shall be subordinated to the Creditor’s claims which shall rank in priority as against any Loan Party until the Creditor’s claims have been paid in full, all without prejudice to the Creditor’s claim against the Guarantor. The Guarantor will remain liable to the Creditor for any remaining unpaid balance of the Guarantor Liabilities. In the event of the Creditor’s valuation of any securities, that valuation will not, as between the Creditor and the Guarantor, be considered payment, satisfaction, or reduction in whole or in part of any Guarantor Liabilities.

9. Representations and Warranties. The Guarantor represents and warrants that as to itself that all representations and warranties to it contained in the Loan Documents are true and correct. The Guarantor further represents and warrants that:

(a)	There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(b)	It has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Its execution and delivery of this Agreement and performance of its obligations hereunder have been duly authorized by all requisite corporate action on the part of the Guarantor. This Agreement has been duly executed and delivered by the Guarantor, and constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

(c)	It has, independently and without reliance upon the Creditor and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and any other Loan Document to which it is or may become a party, and has established adequate procedures for continually obtaining information pertaining to, and is now and at all times will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of each Loan Party.

10. Covenants. The Guarantor covenants and agrees that it will perform and observe all of the terms, covenants and agreements set forth in the Loan Documents that are required to be, or that the Debtors have agreed to cause to be, performed or observed by the Guarantor.

Thaihot Cayman Guarantee of Everwin

11. Debtor Information. The Guarantor acknowledges and agrees that the Guarantor has not executed this Agreement as a result of, by reason of, or in reliance upon, any promise, representation, statement or information of any kind or nature whatsoever given, or offered to the Guarantor, by or on behalf of the Creditor or any other Person whether in answer to any enquiry by or on behalf of the Guarantor or not and the Creditor was not prior to the execution by the Guarantor of this Agreement, and is not thereafter, under any duty to disclose to the Guarantor or any other Person any information, matter or thing (material or otherwise) relating to the Debtors, its affairs or its transactions with the Creditor, including any information, matter or thing which puts or may put either Debtor in a position which the Guarantor would not naturally expect or any unexpected facts or unusual features which, whether known or unknown to the Guarantor, are present in any transaction between a Debtor and the Creditor, and the Creditor was not and is not under any duty to do or execute any matter, thing or document relating to either Debtor, its affairs or its transactions with the Creditor. The Guarantor acknowledges and confirms that it has established its own adequate means of obtaining from the Debtors on a continuing basis all information desired by the Guarantor concerning the financial condition of the Debtors and that the Guarantor will look to the Debtors, and not to the Creditor, in order for the Guarantor to keep adequately informed of changes in each Debtor’s financial condition.

12. Communication. Any notice, request or other communication to be given under this Agreement, or to be given in connection with any legal proceedings under this Agreement (except for service of such proceedings) shall be in writing and in English and will be properly given if delivered or sent by post, by fax, by hand or by email to their addresses as stated below or such other address as the Guarantor or the Creditor may have notified to the other party in writing five (5) Business Days in advance:

Haitong International Products & Solutions Limited

Address:	22/F Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong

Thaihot Investment Company Limited

Address:	Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands

With a copy to:

Address:	Blake, Cassels & Graydon LLP
199 Bay Street, Suite 4000
Toronto, Ontario M5L 1A9

Proof of posting or despatch of any notice or communication shall be deemed to be proof of receipt: (a) if it is personally delivered, at the time of delivery and duly acknowledged; (b) if it is by email or by fax, at the time of delivery; or (c) in the case of a letter sent by post, on the third (3rd) Business Day after posting.

13. Alteration. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Creditor.

14. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Thaihot Cayman Guarantee of Everwin

15. Governing Law; Attornment. This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal laws of Canada applicable therein. Without prejudice to the ability of the Creditor to enforce this Agreement in any other proper jurisdiction, the Guarantor irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of such Province. To the extent permitted by applicable Law, the Guarantor irrevocably waives any objection (including any claim of inconvenient forum) that it may now or hereafter have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of such Province. The Guarantor hereby irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Guarantor at the address as provided for pursuant to Section 12. Nothing in this Section affects the right of the Creditor to serve process in any manner permitted by applicable Law.

16. Time. Time is of the essence with respect to this Agreement and the time for performance of the obligations of the Guarantor under this Agreement may be strictly enforced by the Creditor.

17. Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” is disjunctive; the word “and” is conjunctive. The word “shall” is mandatory; the word “may” is permissive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set out herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, replaced or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Sections and Schedules shall be construed to refer to Sections and Schedules to, this Agreement. Section headings are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

18. Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Guarantor and its successors and assigns, and shall enure to the benefit of, and be binding on, the Creditor and its successors and assigns. The Creditor may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement and any security relating to this Agreement to any other Person without the consent of the Guarantor. The Guarantor shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Creditor.

Thaihot Cayman Guarantee of Everwin

19. Limitation Period. The Guarantor agrees that this Agreement shall, for the purposes of the Limitations Act, 2002 (Ontario), constitute a “business agreement” as defined in section 22 of that Act. To the maximum extent permitted by law, the Guarantor hereby agrees that the Creditor may bring an action under this Agreement notwithstanding any limitation period applicable to such claim, and that any limitation periods applicable to this Agreement are hereby explicitly excluded. If the exclusion of limitation periods is not permitted under applicable law, then the applicable limitation periods are hereby extended to the maximum extent permitted by law.

20. Acknowledgment of Receipt. The Guarantor acknowledges receipt of an executed copy of this Agreement.

21. Paramountcy. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Deed then, notwithstanding anything contained in this Agreement, the provisions contained in the Deed shall prevail to the extent of such conflict or inconsistency and the provisions of this Agreement shall be deemed to be amended to the extent necessary to eliminate such conflict or inconsistency, it being understood that the purpose of this Agreement is to add to, and not detract from, the rights granted to the Creditor under the Deed. If any act or omission of the Guarantor is expressly permitted under the Deed but is expressly prohibited under this Agreement, such act or omission shall be permitted. If any act or omission is expressly prohibited under this Agreement, but the Deed does not expressly permit such act or omission, or if any act is expressly required to be performed under this Agreement but the Deed does not expressly relieve the Guarantor from such performance, such circumstance shall not constitute a conflict or inconsistency between the applicable provisions of this Agreement and the provisions of the Deed.

22. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed by facsimile or other electronic form of transmission and shall be as effective as delivery of a manually executed copy of this Agreement.

[signatures on the next following page]

Thaihot Cayman Guarantee of Everwin

IN WITNESS WHEREOF the undersigned has caused this Agreement to be duly executed as of the date first written above.

THAIHOT INVESTMENT COMPANY LIMITED

By:	/s/ Huang Min
Name:	Huang Min
Title:	Authorized Signatory

Acknowledged and agreed to by:

HAITONG INTERNATIONAL PRODUCTS & SOLUTIONS LIMITED

By:	/s/ Luk Wai Yin
Name:	Luk Wai Yin
Title:	Director / Authorized Signatory

Thaihot Cayman - Limited Recourse Guarantee

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